Exhibit 99.1

NEWS FROM

For more information contact:                                                                                                   For media inquiries:
Patricia K. Moore                                                                                                   David P. Garino
Director, Investor Relations                                                                                                   (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER RESULTS

ST. LOUIS, February 4, 2010 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the first fiscal quarter ended December 31, 2009.
EPS is presented from “Continuing Operations” and “Discontinued Operations”. Fiscal 2009 discontinued operations include the results of Comtrak which was sold in March 2009.

First Quarter 2010 Highlights

•	Net sales were $112.7 million;
•	EPS was $0.02 per share;
•	Gross margin percentage (sales, less cost of sales, divided into sales) was 40.2 percent;
•	Cash flow from operating activities was $5.2 million;
•	Net debt outstanding was $129.6 million at December 31, 2009 (2.0x leverage ratio);
•	Entered orders were $138.4 million, (book-to-bill ratio of 1.23x); and
•	Backlog increased $25.7 million (9 percent) to an all-time high of $325.1 million.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “I am pleased with our first quarter results, as we beat our original profit, cash flow and order expectations. We anticipated net earnings and EPS at break-even, but as a result of solid execution on several fronts, particularly within the Utility Solutions Group and Filtration segments, we exceeded our EBIT goals by nearly $2 million, with Doble being the biggest contributor.
“The most important highlight of the quarter was the strength of entered orders and the resulting record high backlog. Strong order activity was realized across all three operating segments, which reinforces that we are taking the appropriate actions when it comes to investing in new products, enhancing existing products and servicing our customers with innovative solutions.
- more -

Add One

“We made meaningful progress toward meeting our annual operating goals by capturing several large water AMI projects, as well as booking $26 million of initial AMI deployment orders with two significant international customers in Latin America. We continue to be enthused with our business prospects in Central and South America, and, as these international projects begin to deploy Aclara products, we expect they will be significant contributors to our multi-year growth outlook.
“While the government’s Stimulus Program continues to cause delays of some expected orders and sales, we remain confident that once the money is distributed to the utilities we will benefit from this program over the balance of the year and well into the future.
“I am confident that given our new products, the strength and size of our domestic and international business prospects and acquisition opportunities, we are well-positioned for the future.”

Entered Orders

Entered orders in the 2010 first quarter were $138.4 million, resulting in a book-to-bill ratio of 123 percent of sales.

First Quarter Order / Contract Highlights:
•	Aclara RF AMI gas product orders with PG&E were $7.4 million during the first quarter, bringing total PG&E gas project orders to 3.7 million units and $207 million.
•	Aclara PLS AMI orders were $38.4 million, including approximately $26 million of international business in Mexico and Colombia.
•	Test segment orders were $37.1 million, including several large chamber orders.

Significant Contracts / Orders Received Subsequent to December 31:
•	Aclara RF AMI water contract signed with San Francisco Public Utilities Commission in November 2009, with a $13 million purchase order received in January 2010.
•	Aclara RF AMI water contract with Toho Water Authority in Florida with orders under the contract expected to total $9 million.
•	Aclara RF AMI water contract with City of Toronto with orders under the contract expected to total $34 million.
•	Aclara RF AMI water orders for the New York City Water project worth $17.3 million.
•	Test segment order for two large shielded enclosures worth over $14 million.

- more -

Add Two

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 20 to stockholders of record on April 5.
FY 2010
Management’s expectations for fiscal year 2010 remain consistent with the Business Outlook discussions noted in the Company’s Earnings Release dated November 12, 2009.
As noted earlier, Management decided to defer providing specific 2010 guidance due to the significant size and uncertain timing of the numerous projects in which the Company is currently engaged. Combined with the impact of the global economic recovery, Management believes the specific financial impact and timing of these large projects will be more quantifiable in the future, and therefore believes it is prudent to defer providing specific EPS guidance at this time.

Chairman’s Commentary – Wrap-Up

Mr. Richey concluded, “We continue to have a sizeable amount of specific, identifiable growth opportunities that should develop into orders and sales in varying degrees throughout fiscal 2010. I expect 2010 to be a year of significant activity as many of these projects materialize and firmly set us up for meaningful growth in sales and earnings over the next few years. I remain very optimistic about our current business prospects, both domestically and internationally. Our commitment remains the same, to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, February 4, at 4 p.m. Central Time, to discuss the Company’s first quarter fiscal 2010 operating results. A live audio webcast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 8614240).

- more -

Add Three

Forward-Looking Statements

Statements in this press release regarding the likelihood, timing and size of potential international and domestic opportunities, projects and contracts which the Company may receive or participate in, expected total orders to be received under significant Company contracts and orders described herein, the likelihood and timing of benefits resulting from the government’s Stimulus Program, amounts and timing of fiscal 2010 future revenues, earnings, sales growth, orders, growth, the success in capturing international AMI opportunities, the global economic recovery, the Company’s ability to complete acquisitions, success of new products and technologies, the long-term success of the Company, and any other written or oral statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company’s competitors; changes in Federal or State energy laws; the timing and content of purchase order releases under the Company’s Gas AMI contract with PG&E; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; the availability and pricing of acquisition targets, changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.

- more -

Add Four

ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.
- tables attached -

Add Five

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008

Net Sales	$112,705	147,357
Cost and Expenses:
Cost of sales	67,436	92,616
SG&A	39,208	39,280
Amortization of intangible assets	2,884	4,603
Interest expense	1,482	2,618
Other expenses (income), net	1,023	(112)
Total costs and expenses	112,033	139,005

Earnings before income taxes	672	8,352
Income taxes	236	2,512

Net earnings from continuing operations	436	5,840

Loss from discontinued operations, net of tax benefit of $11	-	(20)

Net earnings	$436	5,820

Earnings per share:
Basic
Continuing operations	0.02	0.22
Discontinued operations	-	-
Net earnings	$0.02	0.22

Diluted
Continuing operations	0.02	0.22
Discontinued operations	-	-
Net earnings	$0.02	0.22

Average common shares O/S:
Basic	26,423	26,108
Diluted	26,709	26,422

- more -

Add Six

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended December 31,
	2009		2008

Net Sales
Utility Solutions Group	$61,224		88,201
Test	26,986		35,489
Filtration	24,495		23,667
Totals	$112,705		147,357

EBIT
Utility Solutions Group	$4,570		10,555
Test	700		3,234
Filtration	2,358		2,863
Corporate	(5,474)	(1)	(5,682)	(1)
Consolidated EBIT	2,154		10,970
Less: Interest expense	(1,482)		(2,618)
Earnings before income taxes	$672		8,352

Note:Depreciation and amortization expense was $5.6 million and $7.4 million for the quarters ended December 31, 2009 and 2008, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

- more -

Add Seven

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	December 31, 2009	September 30, 2009

Assets
Cash and cash equivalents	$35,353	44,630
Accounts receivable, net	83,963	108,620
Costs and estimated earnings on long-term contracts	7,980	10,758
Inventories	88,477	82,020
Current portion of deferred tax assets	22,021	20,417
Other current assets	13,294	13,750
Total current assets	251,088	280,195

Property, plant and equipment, net	70,535	69,543
Goodwill	330,670	330,719
Intangible assets, net	219,953	221,600
Other assets	22,011	21,630
	$894,257	923,687

Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$50,000	50,000
Accounts payable	30,318	47,218
Current portion of deferred revenue	21,548	20,215
Other current liabilities	40,293	46,552
Total current liabilities	142,159	163,985
Deferred tax liabilities	78,857	78,471
Other liabilities	33,490	33,424
Long-term debt	120,423	130,467
Shareholders’ equity	519,328	517,340
	$894,257	923,687

- more -

Add Eight

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)

Three Months Ended December 31, 2009
Cash flows from operating activities:
Net earnings	$436
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	5,564
Stock compensation expense	1,031
Changes in current assets and liabilities	(958)
Effect of deferred taxes	(1,218)
Change in deferred revenue and costs, net	598
Other	(251)
Net cash provided by operating activities	5,202

Cash flows from investing activities:
Additions to capitalized software	(1,381)
Capital expenditures	(3,715)
Net cash used by investing activities	(5,096)

Cash flows from financing activities:
Principal payments on long-term debt	(10,044)
Proceeds from exercise of stock options	279
Other	601
Net cash used by financing activities	(9,164)

Effect of exchange rate changes on cash and cash equivalents	(219)

Net decrease in cash and cash equivalents	(9,277)
Cash and cash equivalents, beginning of period	44,630
Cash and cash equivalents, end of period	$35,353
- more -

Add Nine

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q1 FY 2010	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 9/30/09	$132,376	54,240	112,755	299,371
Entered Orders	74,312	37,071	27,035	138,418
Sales	(61,224)	(26,986)	(24,495)	(112,705)
Ending Backlog – 12/31/09	$145,464	64,325	115,295	325,084

# # #